UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FOREST LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Explanatory Note:  This Form DEFA14A is being filed to conform the text of the Forest Laboratories, Inc. shareholder letter filed with the SEC on July 27, 2012 with the text of such letter as set forth in (i) the press release issued on July 27, 2012 (which was previously filed with the SEC and included the text of the shareholder letter in full) and (ii) the actual letter to shareholders sent on July 27, 2012.   Specifically, the filed press release and the actual letter included the words “seven different indications” in the second paragraph, while the version of the standalone letter filed with the SEC referred to “nine different indications,” which discrepancy was due to a scrivener's error. For ease of reference, the full letter is re-filed herewith.

[Forest Laboratories Letterhead]

July 27, 2012

Dear Fellow Forest Shareholders,

On behalf of the Forest Board of Directors, we wanted to write to you regarding an important decision you will soon face.  Forest Laboratories’ August 15th Annual Meeting of shareholders is quickly approaching, and Carl Icahn is again attempting to replace four of your directors with his own hand-picked representatives.  We believe his nominees are far less qualified than your current directors and would bring no additional relevant experience that would help build value for you.  In fact, we believe they would work to promote an agenda that could destroy the value potential of Forest’s next generation of products.

FOREST HAS A TANGIBLE TRACK RECORD OF SUCCESS DEVELOPING AND LAUNCHING NEW PRODUCTS

Forest’s Board and management team have worked for many years to build one of the most promising product pipelines in the industry, receiving seven product approvals in seven different indications in just the past five years.  Notably, just last week, we received FDA approval for aclidinium, which we will market under the brand name Tudorza.  We expect to receive approval for linaclotide in September of 2012, and we are planning to file NDAs for levomilnacipran and cariprazine later this calendar year.  In short, Forest has built a track record of new product development that compares favorably to its peers, as well as many of the largest global pharma companies.1

Forest’s Board and management team also have a proven track record of success launching, marketing and supporting products throughout their lifecycles, delivering four “blockbuster” drugs with over $1 billion in sales with Lexapro, Namenda, Celexa and Benicar – a remarkable achievement for any pharma company, particularly one of Forest’s size.

ICAHN’S IDEAS DEFY LOGIC AND HIS NOMINEES LACK THE EXPERIENCE TO CONTRIBUTE TO FOREST

Now, just as Forest is on the verge of unlocking the value of its “Next Nine” products as well as four high-value life cycle programs, Carl Icahn advances as his central thesis the notion that the Company should slash the resources necessary to successfully launch its products by hundreds of millions of dollars.2  Cutting back on Forest’s successful and proven marketing force at this time would be akin to letting up on the throttle of a jet engine just as the plane is ready to take off. Not only does this defy logic, but we know of no one else in the investment community who supports such a reckless approach.

ICAHN’S APPROACH IS SIMPLY NOT CREDIBLE AND IS MUCH MORE LIKELY TO DESTROY SHAREHOLDER VALUE THAN CREATE IT

Icahn has not offered a viable plan or even a constructive idea to build value for you.  Instead, he has offered only vague promises to “evaluate,” “assess” and “review” operational matters.  Icahn’s list of suggestions consists of routine judgments that all pharmaceutical companies must make.  Forest’s directors and management team regularly “evaluate,” “assess” and “review” each of the areas on Icahn’s list, and our track record of success in launching products, advancing our pipeline and delivering on our commitments to build shareholder value demonstrate that we have the right team, with the right qualifications, to maximize the value of the Company’s next generation of products.

1 Forest has delivered more new molecular entity approvals and new drug application (NDA)/BLA filings over the last three years than similarly sized companies such as Shire or Warner Chilcott, and has had the same number or more than much larger companies like GlaxoSmithKline, AstraZeneca, Merck and Eli Lilly.

2 See Icahn Shareholder Presentation, dated July 17, 2012 at slide 47.

YOUR HIGHLY QUALIFIED BOARD HAS THE RIGHT MIX OF OPERATING EXPERIENCE AND PHARMACEUTICAL INDUSTRY KNOWLEDGE TO GET THE JOB DONE

In contrast to Icahn’s nominees, the four directors he wants to replace – Dan L. Goldwasser, Kenneth E. Goodman, Lawrence S. Olanoff, M.D., Ph.D. and Lester B. Salans, M.D. – have, together with their other board members and our management team, performed a critical role in the successful launch of multiple products in rapid succession.  This includes helping to guide the Company as it successfully launched three blockbuster products (Lexapro, Benicar, Namenda) during 2002-2004 and five products (Bystolic, Savella, Teflaro, Daliresp and Viibryd) from 2008-2011.

Your directors have been critical to the development and successful execution of our strategy.  Collectively, we have years of experience skillfully acquiring new products, overseeing their clinical development, obtaining regulatory approval with appropriate labeling and timely marketing multiple products to achieve high sales levels.  Among many other accomplishments, this board and management team:

✓  Have  experience identifying and developing a deep pipeline of product candidates;

✓  Have  built and managed complex partnerships that are critical to Forest’s success, such as those Forest has with Almirall, Gedeon Richter, Ironwood, Merck KGaA, Pierre Fabre, and Takeda;

✓  Have  worked directly with the FDA to obtain multiple product approvals within a short time frame;

✓  Have  developed and implemented marketing programs and managed sales forces to promote numerous pharmaceutical products launched within a short time frame;

✓  Have  managed a pipeline through the launches of multiple new products and related life cycle extensions in rapid succession; and

✓  Have  successfully launched multiple blockbuster products, including four in the last ten years.

Shareholders should ask themselves, what complementary skills or experience would Icahn’s nominees bring that the Forest Board does not already have?  The answer is NONE.  Moreover, we believe they bring conflicts and entanglements that would compromise their ability to act objectively in the interests of all  shareholders.

Most importantly for the future of your investment, each of your directors is right now playing a critical role in the successful launch of Forest’s next generation of products.  We believe replacing them now – at this critical juncture in the Company’s development – to pursue the reckless notion of drastically cutting the resources necessary for successful product launches, carries a serious risk to your investment in Forest.  In our view, the better course is to vote for the team that has successfully carried out multi-product launches in the past, and is in the process of doing it again.  That is the key to unlocking the value of Forest’s next generation of products and protecting your investment in our company.

We strongly recommend that shareholders vote the WHITE card they have received from Forest and to vote “FOR ALL” 10 of Forest’s nominees.  Shareholders can vote by telephone, Internet or by signing, dating and returning the Company’s WHITE proxy card.  Forest urges shareholders NOT to sign any proxy card sent to them by the Icahn Group.  Even a withhold vote for Icahn’s nominees on Mr. Icahn’s gold proxy card will cancel any previous proxy submitted by shareholders that voted “FOR ALL” the Company’s nominees.

On behalf of the entire Board of Directors, we thank you for your continued support.

Sincerely,

/s/

Howard Solomon
Chairman of the Board and Chief Executive Officer

/s/

Kenneth E. Goodman
Presiding Independent Director

/s/

Gerald M. Lieberman
Chairperson, Nominating and Governance Committee

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies are also available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

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